Exhibit 99.1

News Release

HCP to Offer 11,500,000 Shares

LONG BEACH, Calif.—(BUSINESS WIRE)—Aug. 4, 2009— HCP (NYSE:HCP) announced that it intends to issue 11,500,000 shares of its common stock. Net proceeds from the offering will be used to repay all borrowings under HCP’s revolving credit facility, including borrowings that were applied toward the cash payment of $165 million for the participation in first mortgage debt of HCR ManorCare, with the remainder to be used for general corporate purposes. The shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission. BofA Merrill Lynch will act as book-running manager for the offering.

The offering of shares of HCP common stock may be made only by means of a prospectus. A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080, or by telephone at (212) 449-1000.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of June 30, 2009, HCP’s portfolio of properties, excluding assets held for sale but including properties owned by unconsolidated joint ventures, totaled 682 properties among the following segments: 259 senior housing, 100 life science, 253 medical office, 22 hospital and 48 skilled nursing.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Source: HCP, Inc.

HCP

Thomas M. Herzog

Executive Vice President — Chief Financial Officer and Treasurer
562-733-5309